Exhibit 10.16

SERVICE CONTRACT

Weber-Stephen Deutschland GmbH,

Frankfurt am Main

- hereinafter referred to as the “Company”-

and

Mr. Hans-Jürgen Herr

[ADDRESS]

- hereinafter referred to as “Mr. Herr” -

hereby enter into the following Service Contract:

I.	Position and Scope of Duties

(1)

The Company and Mr. Herr hereby agree that Mr. Herr began employment by the Company as of March 1, 2004. He has been appointed as managing director (Geschäftsführer) of the Company. In such capacity he will be in charge of the day-to-day operations of the Company with particular responsibility for sales. Currently, Mr. Herr is appointed Vice President of Central Europe.

(2)

The quota holders may, at any time, appoint additional managers and/or assign different and/or additional responsibilities to Mr. Herr. Mr. Herr understands that the Company has appointed Mr. Len Gryn as managing director with power to represent the Company by single signature.

(3)

Mr. Herr shall perform his duties as managing director by observing the diligence of a prudent businessman in accordance with the provisions of this Service Contract, the Company’s Articles of Association, the general and specific directives or instructions given by the quota holders or by Mr. Len Gryn or such other person or persons designated from time to time by a Quota Holders’ Meeting or by quota holders holding a majority of the slated capital as having such authority and in accordance with the law.

(4)

Further, notwithstanding Mr. Herr’s statutory power to represent the Company vis-a- vis third parties, Mr. Herr is internally bound to obtain the prior approval of the quota holders holding a majority of the stated capital to effect any of the following transactions:

(a)	Execution, amendments, or termination of agreements between the Company and one or more of its quota holders;

(b)	Execution, amendments or termination of agreements between the Company and the manager or managers;

(c)

Execution, amendments or termination of employment contracts for a period exceeding one (1) year and with an annual salary exceeding Euro 75,000 gross including the granting to such employees of a bonus or other special compensation;

(d)	Execution, amendment or termination of lease contracts for a period exceeding three (3) years and with an annual rent of at least EUR 75,000 plus VAT;

(e)	Execution, amendments or termination of license agreements;

(f)	Borrowing of any sums of money whether long or short term;

(g)

Granting of any loans or credit, except credit to customers within the Company’s ordinary course of business, provided that the payment period on open account sales shall not exceed the Company’s existing terms of sale more than 3 months;

(h)	Purchase contracts exceeding Euro 50,000.00, except purchases within the Company’s ordinary course of business;

(i)	Purchase of fixed assets of the Company exceeding Euro 50,000.00;

(j)	Sales of assets of the Company exceeding Euro 50,000.00 per transaction, except stock in trade to customers within the Company’s ordinary course of business;

(k)	Purchase, sale and encumbrance of real estate and rights therein;

(l)	Entering into and changing of banking connections and authorizing signatures on bank accounts and current accounts;

(m)	Assumption of obligations under surety and/or guaranty agreements;

(n)	Adopting of new lines of products or discontinuance of products in manufacture by the Company;

(o)	Organization and dissolution of other enterprises as well as purchase and sale of other enterprises or participations in such enterprises;

(p)	Establishment and dissolution of branches.

(5)

The quota holders may, at any time, alter the list set forth in Paragraph (4) above concerning transactions which are subject to prior consent and may issue specific instructions and directives concerning these or other transactions of the Company;

(6)

Mr. Herr shall devote his full working time and ability to the Company’s business. Any other activity for remuneration and any activity which normally entities to remuneration, including any part-time work, is subject to the explicit prior written consent of the quota holders. The quota holders may refuse to grant such consent without giving reasons therefore.

(7)

Mr. Herr agrees to assume managerial roles in companies in which the Company has a direct or indirect interest or will have a direct or indirect interest in future without any separate remuneration from the Company. This shall include his willingness to assume managing director positions. The provisions of this Service Agreement shall apply analogously to work in affiliated enterprises, unless agreed otherwise in writing.

II.	Salary and Allowable Expenses

(1)

As of 1 January 2011 Mr. Herr shall receive an annual gross salary of Euro 260,000 (Two Hundred Sixty Thousand Euro), payable monthly in twelve equal installments at the end of each month, after deduction of the amounts to be withheld by law.

(2)	In addition, as of 1 January 2011 Mr. Herr shall be entitled to receive an annual incentive bonus according to the annual agreement on objectives.

(3)	Any salaries, salary increases or other payments as well as other conditions of employment provided for in collective bargaining agreements shall have no influence on this Service Contract.

(4)	Necessary additional work beyond the usual working hours shall not be compensated separately but is covered by the salary.

(5)

Travel expenses and other necessary expenses incurred by Mr. Herr in the furtherance of the Company’s business and in accordance with guidelines established by the Company from time to time shall be reimbursed against proof to the extent reasonable and in accordance with the principles applicable in Germany for tax purposes. The Company must reserve the right to withhold possible payroll taxes and other levies which may become due on such reimbursement of expenses according to provisions of law from payments due to Mr. Herr even if they concern prior accounting periods.

(6)

The Company shall furnish Mr. Herr with a company car for business and personal use. The car must be a German model in the premium class, with an approximate value of Euro 70,000.00. The value of the personal use per month as determined by the German tax regulations for the particular type of car shall constitute additional compensation to Mr. Herr which will be subject to wage tax withholding.

(7)	The Company will provide to Mr. Herr a Life Insurance Policy for a total annual premium of approximately Euro 6,050.00.

III.	Vacation

Mr. Herr shall be entitled to an annual vacation of 30 working days excluding Saturday. No 4 continuous weeks vacation time is to be taken. The time of vacation shall be determined in agreement with the quota holders, thereby taking into consideration the personal wishes of Mr. Herr and the interests of the Company.

IV.	Secrecy

(1)

Mr. Herr shall not disclose to any third party or use for his personal gain, any confidential technical or other business information which has been entrusted to him, or which has otherwise become known to him and which relates to the Company or to any of its related companies. In particular, no information may be disclosed concerning the organization of the business, the relations with customers and suppliers and the technical know-how as well as other marketing, commercial and technical information considered proprietary by the Company, This obligation shall not expire upon termination of the employment but shall remain in force.

(2)

Business records of any kind, including private notes concerning Company affairs and activities, shall be carefully kept and shall be used only for business purposes. It is not permitted to make copies or extract or duplicates of drawings, calculations, statistics and the like and of any other business records for purposes other than for the Company’s business.

(3)	Upon termination of his employment, Mr. Herr shall return of his own accord all business records and copies thereof which are in his possession. Mr. Herr shall have no right of retention.

V.	Inventions

With respect to inventions, the provisions of the German Law Concerning the Inventions of Employees and the regulations issued in connection with said law shall apply.

VI.	Term of Employment and Notice

(1)	This employment contract is entered into for an indefinite period of time. Each party may terminate the agreement upon twelve (12) months’ prior written notice, effective at the end of the month.

(2)

In case of termination the Company is entitled to relieve Mr. Herr from his obligation to work during the period of notice while continuing to pay him his salary. Any open vacation claims shall be deemed to be compensated by such period of release.

(3)

Extraordinary notice of termination, effective immediately, may be given for cause. Such cause shall specifically be deemed to exist in case Mr. Herr violates the provisions of his contract, particularly the restrictions contained in Section I and IV.

(4)

In case of termination and a release from duties Mr. Herr shall be prohibited to enter into competition with the Company during the notice period. The prohibition on competition shall encompass any competitive work in the Company’s field of business, be it directly or indirectly, in self-employment as an independent contractor, in employee-like capacity or as an employee or managing director, by setting up any competing company or investing in one, by means of consultancy work or in any other way. The holding of shares and participating in the business for the purpose of financial investment to the extent to which they do not enable Mr. Herr to exercise any influence over the decisions of the competitor’s entities shall not be subject to this non-competition clause.

(5)

In case of a termination of this Service Contract by the Company not for cause Mr. Herr is entitled to a severance payment in the amount of two (2) annual salaries including bonus payments, which are calculated on the basis of the average of salaries and bonus payments paid in the last three (3) calendar years prior to the delivery of the notice of termination. The entitlement to the severance payment shall arise when the notice of termination has been delivered, and payment shall be made in cash or by way of a bank at the end of the month the relationship ends subject to currently applicable tax and social security regulations. Any taxes due on the severance payment shall be borne by Mr. Herr.

VII.	Other Provisions

(1)	This Service Contract shall fully supersede any and all previous agreements between the parties - whether they be written or oral, unless otherwise provided for in this Service Agreement.

(2)	Any amendment or addition to this Employment Contract shall be made in writing and signed by both parties in order to be effective.

(3)	This Employment Contract shall be governed by German law.

(4)	In case of disputes in connection with this Employment Contract the courts at the Company’s domicile shall have exclusive jurisdiction.

(5)	The English language version of this Employment Contract shall be controlling in all respects irrespective of the existence of a German translation.

(6)	This Contract represents the entire agreement and understanding of the parties and supersedes any prior written or oral agreements between the parties.

This 9th day of December, 2010

Weber-Stephen Deutschland GmbH

represented by its shareholder

Weber-Stephen Products (UK) Ltd.

by: Leonard S. Gryn

its: Officer

        /s/ Leonard S. Gryn

Leonard S. Gryn

Acknowledgment of Receipt

I confirm that I have received today a legally binding copy of this Employment

Contract duly singed by the Company.

This 9th day of December 2010

        /s/ Hans-Jürgen Herr

Hans-Jürgen Herr